UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 15, 2016
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On June 15, 2016, Forbes Energy Services Ltd., or the Company, elected not to make the $12,600,000 semi-annual interest payment due on June 15, 2016 on its outstanding 9% senior notes due 2019, or the Senior Notes. The indenture governing the Senior Notes provides that the failure to make such interest payment constitutes an event of default after a 30-day cure period. Accordingly, if the Company has not made the interest payment by July 15, 2016, an event of default under the indenture governing the Senior Notes would occur, which would give the trustee or the holders of at least 25% of principal amount of the outstanding Senior Notes the option to declare all the Senior Notes due and payable immediately. Additionally, failure to make the interest payment on the Senior Notes within the 30-day cure period would also constitute an event of default under the Company’s existing loan and security agreement, or the Loan Agreement, with certain lenders and Regions Bank, as agent for the secured parties, or the Agent, which would allow the Agent to declare the Company’s obligations under the Loan Agreement immediately due and payable and to exercise the Agent’s and the lenders’ rights under the Loan Agreement.

The Company has initiated and, during the cure period, the Company intends to continue discussions with holders of the Senior Notes regarding the restructuring of the Senior Notes. As previously disclosed, the Company has engaged financial and legal advisors to assist it in evaluating potential strategic alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.
Date: June 16, 2016    By: /s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer